 Exhibit 99.1

Press Release

 BioPharmX Completes 1-for-25 Reverse Stock Split

SAN JOSE, Calif., Apr. 26, 2019/PRNewswire/ -- BioPharmX Corporation (NYSE American: BPMX) (the “Company”), a specialty pharmaceutical company focused on developing innovative medical dermatology products, today announces the completion of the reverse stock split previously announced on April 15, 2019 to regain compliance with certain NYSE American continued listing standards related to the low price per share of the Company's common stock. The reverse stock split became effective at 4:01 pm Eastern Time on April 25, 2019.

As a result of the reverse stock split, every 25 shares of the Company’s issued and outstanding common stock at the time of the reverse stock split have been automatically combined into one issued and outstanding share of common stock. The reverse stock split affected all stockholders uniformly and will neither alter any stockholder's percentage ownership interest in the Company nor have any direct impact on the market capitalization of the Company. The number of outstanding shares of common stock has been reduced from approximately 262.0 million shares to approximately 10.5 million shares.

Additional information about the reverse stock split can be found in the Company’s Definitive Proxy Statement filed with the Securities and Exchange Commission (the “SEC”) on July 6,  2018 available at the SEC’s website, www.sec.gov, or at the Company’s website, www.BioPharmX.com.

About BioPharmX® Corporation
BioPharmX Corporation (NYSE American: BPMX) is a specialty pharmaceutical company developing prescription products through its proprietary HyantX™ Topical Delivery System for dermatology indications. To learn more about BioPharmX, visit www.BioPharmX.com.

Forward-Looking Statement
The information in this press release contains forward-looking statements and information within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are subject to the "safe harbor" created by those sections. This press release contains forward-looking statements about the company's expectations, plans, intentions, and strategies, including, but not limited to, the Company’s ability to regain and maintain compliance with NYSE continued listing requirements and execute a reverse stock split. Additional risks are set forth in our filings with the Securities and Exchange Commission, including those described in the Company's Annual Report on Form 10-K for the fiscal year ended January 31, 2019. The forward-looking statements included in this press release are made only as of the date hereof, and the Company undertakes no obligation to publicly update such statements.

BioPharmX and HyantX are registered trademarks of BioPharmX, Inc.

For further information:    investors@biopharmx.com